Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated September 9, 2025, relating to the consolidated financial statements of the Twenty One Capital, Inc. (the “Company”) as of June 30, 2025 and for the period from March 7, 2025 (inception) to June 30, 2025, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Company’s consolidated financial statements for the period from March 7, 2025 (inception) to June 30, 2025.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

February 9, 2026